EXHIBIT 3.1

EXCERPT FROM THE

RESOLUTIONS ADOPTED

AT THE SPECIAL MEETING OF

THE BOARD OF DIRECTORS

OF

INFOCUS CORPORATION

HELD ON JANUARY 6, 2009

At a special meeting held on January 6, 2009 the following resolution was adopted by the Board of Directors of InFocus Corporation, an Oregon corporation:

RESOLVED, that the Bylaws are hereby amended by adding the following Section 12:

SECTION 12

Miscellaneous

12.1 Oregon Control Share Act. The provisions of the Oregon Control Share Act (Oregon Revised Statutes sections 60.801-60.816) shall not be applicable to acquisitions of voting shares of the Corporation.